Exhibit 99.1

Media Release

Media Sie Soheili Media Relations 703.720.3929 sie.soheili@capitalone.com
Danielle Dietz Investor Relations 703-720-2455 danielle.dietz@capitalone.com

Capital One Issues Reminder Regarding
Expiration of Common Stock Warrants

MCLEAN, Va. (November 2, 2018) Capital One Financial Corporation (NYSE: COF) (“Company”) today issued a reminder to warrant holders that the Company’s publicly traded warrants to purchase common stock are set to expire on November 14, 2018.

The New York Stock Exchange (NYSE) has notified the Company that it will suspend trading in the warrants before the opening of trading on November 12, 2018. Any warrant not exercised prior to Depository Trust & Clearing Corporation’s (“DTCC”) cutoff time on November 14, 2018, will expire and become void, and the holder will not receive any shares of the Company’s common stock.

As of September 30, 2018, there were approximately 830 thousand warrants outstanding. The warrants have an exercise price of $41.945 per share.

Holders of warrants who wish to exercise their warrants should contact the broker or custodian through which they hold their warrants for instructions on how to exercise the warrants. Brokers and custodians are encouraged to contact the warrant agent, Computershare Inc, or DTCC well in advance of the expiration date.

Further information regarding the warrants is available on the Company’s website at www.capitalone.com, under the heading Investor Relations: “Warrant Information.”

About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $247.2 billion in deposits and $362.9 billion in total assets as of September 30, 2018. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

Visit the Capital One newsroom for more Capital One news.

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